UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Caremark Rx, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Caremark Rx, Inc.

211 Commerce Street, Suite 800

Nashville, Tennessee 37201

April 13, 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 10, 2006

The 2006 annual meeting of stockholders of Caremark Rx, Inc. will be held at The Hermitage Hotel, 231 6th Avenue North, Nashville, Tennessee on Wednesday, May 10, 2006, at 1:00 p.m. Central Time, for the following purposes:

1.	Elect four directors, each to serve for a term of three years.

2.	Vote on one stockholder proposal described in this proxy statement.

3.	Consider any other matters that properly come before the meeting.

Stockholders of record at the close of business on March 31, 2006 are entitled to vote at the meeting or any postponement or adjournment thereof. A list of stockholders as of the close of business on March 31, 2006 will be available at our principal place of business for examination by any stockholder during the period from April 26, 2006 through the 2006 annual meeting of stockholders.

Please review the voting options on the attached proxy card and submit your vote promptly. Even if you plan to attend the annual meeting, you are encouraged to vote your shares as soon as possible by proxy. If you attend the annual meeting, you may revoke your proxy and vote in person if you desire to do so, but attendance at the annual meeting does not itself serve to revoke your proxy.

By Order of the Board of Directors,

Sara J. Finley
Corporate Secretary

Caremark Rx, Inc.

PROXY STATEMENT

This Proxy Statement contains information related to the annual meeting of stockholders (the “annual meeting”) of Caremark Rx, Inc. (“Caremark Rx” or the “Company”) to be held on Wednesday, May 10, 2006, at 1:00 p.m. Central Time, at The Hermitage Hotel, 231 6th Avenue North, Nashville, Tennessee and at any postponement or adjournment thereof. The Proxy Statement will first be distributed to the Company’s stockholders on or about April 13, 2006.

ABOUT THE MEETING

What is the purpose of the annual meeting and this proxy statement?

At the Company’s annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of four directors. This proxy statement provides information regarding these matters and includes other information required to be presented under rules of the Securities and Exchange Commission (“SEC”). Proxies are solicited to give all stockholders an opportunity to vote on the matters to be presented at the annual meeting, even if they will not be able to attend the meeting. In addition, at the meeting the Company’s management will report on the performance of the Company during 2005 and respond to appropriate questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 31, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon. Treasury shares will not be voted. Individual votes of stockholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual stockholder voting records is limited to the independent inspectors of election and certain employees of the Company and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

What proposals will require my vote?

You are being asked to vote on the following:

•	The election of four director nominees (Item 1);

•	One stockholder proposal described in this Proxy Statement (Item 2); and

•	Any other business properly coming before the meeting and any adjournment or postponement thereof.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

•	“FOR” election of the four director nominees (Item 1); and

•	“AGAINST” the stockholder proposal (Item 2).

If you sign and return the proxy card and do not give other instructions on the card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum. Shares represented by proxies received but marked as abstentions or marked to withhold a vote for any or all the nominees and shares reflecting broker non-votes will be counted for purposes of establishing a quorum at the meeting. A broker non-vote occurs when a brokerage firm or other nominee does not vote shares on a particular proposal because it does not have discretionary voting power on that item and has not received voting instructions from the beneficial owner of the shares. On March 31, 2006, there were 446,920,789 shares of common stock of the Company outstanding and entitled to vote at the annual meeting.

What vote is required to approve each proposal?

Election of Directors:    The affirmative vote of a plurality of the votes cast at the meeting in person or by proxy is required for the election of a director. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of directors.

Stockholder Proposal:    Approval of the stockholder proposal requires the affirmative vote of the majority of the total shares of Caremark common stock represented in person or by proxy and entitled to vote at the annual meeting. Any shares that are not represented at the meeting will have no impact on the vote; shares that are represented but are not voted (whether by abstention or otherwise) will have the same effect as a vote against the proposal.

How do I use the proxy card to vote?

Whether you hold shares directly as a registered stockholder (that is, if you hold your stock in your own name) or beneficially in “street name” (that is, if you hold your stock through a broker or other nominee), when you return your proxy card, properly signed and as instructed, the shares represented will be voted in accordance with your directions. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person.

Can I vote by telephone or electronically?

If you are a registered stockholder, you may vote by telephone or electronically through the Internet, by following the instructions included on your proxy card.

If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you may vote by telephone or electronically.

Can I change my vote after I have submitted it?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if you file, with the Corporate Secretary of the Company, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended for your proxy if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who will count the votes?

The Company’s Board of Directors has selected a representative of Wachovia Bank, N. A. c/o American Stock Transfer & Trust Co. to be the inspector of election for the annual meeting. The inspector will determine the number of shares outstanding and the voting power of the outstanding shares, determine the shares represented at the meeting, determine the validity of proxies and ballots, count all votes and determine the results of the voting. The inspector of election will deliver a written report after the meeting.

Item 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of twelve members and is divided into three classes, each having a three-year term. The terms expire in successive years. Pursuant to the rules and regulations of the New York Stock Exchange (“NYSE”), at least a majority of the Board must consist of independent directors. The Board has determined that nine of its members are independent directors under the listing standards of the NYSE. See “Director Independence” for more information concerning the independence of the Company’s directors. The current terms of the Company’s Class III directors, C. David Brown II, Harris Diamond, Ted H. McCourtney, C.A. Lance Piccolo and Michael D. Ware, will end at the 2006 annual meeting.

Process for Nominating Directors

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each annual meeting of the Company’s stockholders.

In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s leadership in his or her particular field; the individual’s professional experience, business judgment and educational background; and the individual’s professional ethics, integrity and values. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the committee may identify certain skills or attributes (e.g., financial experience, business experience) as being particularly desirable to help meet specific Board needs that have arisen.

In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee receives suggestions from the Board, stockholders, management and others and considers the factors described above. From time to time, the Nominating and Corporate Governance Committee also may retain search firms to assist it in identifying potential candidates for director.

Because the members of the Nominating and Corporate Governance Committee have terms that expire at the 2006 annual meeting, the Nominating and Corporate Governance Committee recommended that the independent members of the Board of Directors, with Mr. Headrick serving as lead director, engage in the Board nominee identification and evaluation process. Therefore, the independent directors followed the procedures and processes set forth above when evaluating the nominees for director and in making recommendations for the slate for the 2006 annual meeting.

Class III Director Nominees

The Board proposes the following slate of four Class III director nominees to stand for re-election at the 2006 annual meeting, to hold office until the 2009 annual meeting or until his successor is elected and qualified. Mr. McCourtney, who has served as a director since 1993, is not being nominated for re-election. Because the Board is proposing a slate of only four nominees, a vacancy will be created on the Board of Directors effective as of the 2006 annual meeting. The Company does not know of any reason why any proposed nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all proxies that would have been voted for that nominee will be voted for the election of such other person or persons as the Board of Directors may recommend; provided, however, that proxies cannot be voted for a greater number of persons than the four nominees named.

C. David Brown II, 54, has been a member of the Board of Directors since March 2001. He was the Managing Partner of the Orlando, Florida office of Broad and Cassel, a law firm, from 1989 until March 2000, when he became Chairman of the firm.

Harris Diamond, 53, has been a member of the Board of Directors since May 2000. Mr. Diamond is the Chief Executive Officer of Weber Shandwick Worldwide and the Chief Executive Officer of Constituency Management Group, which are both public relations firms and divisions of the Interpublic Group of Companies, a marketing and advertising corporation.

C.A. Lance Piccolo, 64, has been Vice Chairman of the Board of Directors since September 1996. He has been President and Chief Executive Officer of HealthPic Consultants, Inc., a private company, since September 1996. Mr. Piccolo also serves as a director of Chemtura Corporation, a public polymer and specialty products manufacturer, and a director of NovaMed Eyecare, Inc., a public eye care services company.

Michael D. Ware, 60, has been a member of the Board of Directors since March 2004. Prior to joining the Company’s Board, Mr. Ware served as a director of AdvancePCS beginning in July 1993, and he was also a member of the Compensation and Audit Committees of AdvancePCS. Mr. Ware is a co-founder of Advance Capital Markets, Inc., a private investment firm, and has served as its managing director since January 1989. Mr. Ware also serves as a director of the American Council of Renewable Energy and as a director and member of the Audit Committee of Konarka Technologies, Inc., a manufacturer of light-activated power plastic. Mr. Ware previously served as a managing general partner of Black Emerald Capital Advisors, LLC, a private investment firm, and as a partner of Black Emerald Capital LLC, a private investment firm, until December 2003.

The Board of Directors recommends a vote “FOR” the election of all four nominees.

GENERAL INFORMATION ABOUT THE COMPANY

DIRECTORS CONTINUING IN OFFICE

Class I Directors

The current terms of the following Class I directors will expire at the 2007 annual meeting of stockholders.

Edwin M. Banks, 43, has been a member of the Board of Directors since May 2000. Mr. Banks has served as Portfolio Manager for W. R. Huff Asset Management Company, an investment management firm, since June 1988. He is a director and a member of the Compensation Committee for NTL, Incorporated, a communications services company, and a director of CKX, Inc., an entertainment management company.

Colleen Conway-Welch, R.N., 61, has been a member of the Board of Directors since May 2001. Ms. Conway-Welch has been the Dean of the Vanderbilt University School of Nursing since 1984. In addition, Ms. Conway-Welch is a founder and director of Pinnacle Bank in Nashville, Tennessee, a director and member of the Audit Committee for Rehabcare, Inc. and a director and member of the Audit Committee for Ardent Health Services, Inc.

Roger L. Headrick, 69, has been a member of the Board of Directors since September 1996 and was named lead director in February 2004. He is Managing General Partner of HMCH Ventures, a private venture capital investment partnership. Since June 1989, Mr. Headrick has been President and Chief Executive Officer of ProtaTek International, Inc., a private bioprocess and biotechnology company that develops and manufactures animal vaccines. He was President and Chief Executive Officer of the privately-held Minnesota Vikings Football Club from January 1991 until August 1998. Mr. Headrick serves as a director and Chairman of the Organization, Compensation and Governance Committee of Chemtura Corporation, a public polymer and specialty products manufacturer, Chairman of the Board and Chairman of the Compensation Committee of Rahr Malting Company, a privately-held company, and Chairman of the Board of Celmed Biosciences Inc., also a privately-held company. Mr. Headrick received a BA degree from Williams College and an MBA in Finance from Columbia University Graduate School of Business.

Jean-Pierre Millon, 56, has been a member of the Board of Directors since March 2004. Prior to joining the Company’s Board, Mr. Millon served as a director of AdvancePCS beginning in October 2000. Mr. Millon currently is Chairman of the Board and a member of the Compensation Committee of Protemix Corporation, a New Zealand-based biotechnology company. Mr. Millon joined PCS Health Systems, Inc. in 1995, where he served as President and Chief Executive Officer from June 1996 to September 2000. Prior to joining PCS Health Systems, Inc., Mr. Millon served as an executive and held several leadership positions with Eli Lilly and Company, the former parent company of PCS Health Systems, Inc. He also serves as a director, Chairman of the Nominating and Corporate Governance Committee and member of the Audit Committee for Cypress Biosciences, Inc., a public company. In addition, Mr. Millon is a director and member of the Audit Committee of Prometheus Laboratories, Inc., a specialty pharmaceutical company, a director of Medical Present Value Inc., a medical services company and a director of HAPC, a special purpose acquisition company.

Class II Directors

The current terms of the following Class II directors will expire at the 2008 annual meeting of stockholders.

Edwin M. Crawford, 57, was named Chairman of the Board of Directors in December 1998. He has served as Chief Executive Officer and as a director of the Company since March 1998. He also served as President of the Company from March 1998 until May 2000, and, effective March 24, 2004, he re-assumed the role of President and became Chairman, President and Chief Executive Officer of the Company.

Kristen Gibney Williams, 57, has been a member of the Board of Directors since February 1999. She joined Baxter Healthcare in 1975 and served in various managerial positions with the Parenteral Products Division. In 1986, she founded the prescription benefit management business at Baxter where she served as General Manager. Ms. Gibney Williams served in the capacity of President of the Prescription Benefits Management Division of Caremark International Inc. until June 1993 and as Corporate Vice President of the Prescription Benefits Management Division of Caremark International Inc. from June 1993 to January 1997. The Company acquired Caremark International Inc. in September 1996.

Edward L. Hardin, Jr., 66, has been a member of the Board of Directors since May 2000. He has been Executive Vice President and General Counsel of the Company since June 1998. From September 1965 until June 1998, Mr. Hardin was engaged in the private practice of law in Birmingham, Alabama, where he was senior principal in the law firm of Hardin & Hawkins. Mr. Hardin received his law degree from the University of Alabama School of Law.

Additional Class III Director

The current term of the following Class III director will expire at the 2006 annual meeting of stockholders, as Mr. McCourtney is not being nominated for re-election.

Ted H. McCourtney, 67, has been a member of the Board of Directors since August 1993. He is a General Partner of Saw Mill Partners, a private investment partnership. He was a general partner of Venrock Associates, a venture capital firm, from 1970 until June 2000. Mr. McCourtney received an MBA from Harvard Business School in 1966.

EXECUTIVE OFFICERS

Mr. Crawford serves as Chairman of the Board of Directors and also serves as an executive officer. Mr. Hardin, who is a director of the Company, also serves as an executive officer. The following individuals are also executive officers of the Company.

Peter J. Clemens IV, 41, has been Executive Vice President and Chief Financial Officer of the Company since June 2005. Previously, he served as Senior Vice President of Finance and Treasurer of the Company since May 1998. From 1995 until May 1998, he was Vice President of Finance and Treasurer of the Company. Mr. Clemens received an MBA with a concentration in finance from Vanderbilt University in 1991 and a BS in mathematics from Samford University in 1987.

Sara J. Finley, 46, has been Senior Vice President, Assistant General Counsel and Corporate Secretary since August 1998. She joined the Company in November 1995 as Vice President-Legal Services. Ms. Finley received her law degree from Vanderbilt University School of Law in 1985.

David W. Golding, R.Ph., 44, has been Executive Vice President of Specialty Pharmacy Services for the Company since March 2006. Previously, he served as Senior Vice President of Specialty Pharmacy Services since March 2003 and as Vice President, Specialty Pharmacy from September 2002 to March 2003. From July 2002 to September 2002, Mr. Golding served as Vice President, Biotech Business Development, and from September 2000 to July 2002, he held the position of Vice President, General Manager of Biotech Services. Mr. Golding received his BS in Pharmacy from the University of Illinois in 1984.

J. David Joyner, 41, has been Executive Vice President of Sales and Account Services for the Company since March 2004. From February 1999 until February 2004, Mr. Joyner served as Senior Vice President of Sales and Marketing for the Company, and from August 1997 until February 1999, he served as Vice President, Field Management.

Bradley S. Karro, 44, has been Executive Vice President of Information Technology and Medicare Programs since January 2006. From October 1999 until December 2006, Mr. Karro served as Executive Vice President of Corporate Development of the Company, and from May 1998 through September 1999, he served as President and Chief Operating Officer of the Company’s physician practice management operations in California. From February 1996 through May 1998, Mr. Karro served as President, Chief Executive Officer and director of Maternicare, Inc., a physician practice management company.

Howard A. McLure, 49, has been Senior Executive Vice President and Chief Operating Officer of the Company since June 2005. Previously, he served as Executive Vice President and Chief Financial Officer of the Company since May 2000. Mr. McLure joined the Company as Senior Vice President and Chief Accounting Officer in June 1998. From 1995 to 1998, Mr. McLure was Senior Vice President and Controller of Magellan Health Services, Inc., a specialty managed healthcare company. Mr. McLure is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Rudy Mladenovic, 47, has been Executive Vice President of Industry Relations since March 2004, when the Company acquired AdvancePCS. Previously, he served as AdvancePCS’s Executive Vice President, Product Management and Manufacturing Contracting since December 1999. Prior to joining AdvancePCS, Mr. Mladenovic served as the Executive Director of Anthem Blue Cross & Blue Shield Midwest. Prior to joining Anthem Blue Cross & Blue Shield Midwest, he was the Vice President and Executive Director of Anthem Prescription Management, Inc., a wholly-owned subsidiary of Anthem, Inc. From 1993 to 1995, Mr. Mladenovic served as Vice President of Sales for Athena of North America, Inc., and Acordia Health Industry Services, Inc., each a wholly-owned subsidiary of Anthem, Inc.

Diane B. Nobles, 51, has been Executive Vice President of Compliance and Integrity since March 2004. From July 1998 through March 2004, she served as Senior Vice President of Compliance and Integrity for the Company and served as Vice President in this role from August 1995 through July 1998.

Richard P. Scardina, 52, has been Executive Vice President of Operations for the Company since March 2004. From June 1997 to March 2004 he was Senior Vice President of Operations.

William R. Spalding, 48, has been Executive Vice President of Strategic Initiatives of the Company since June 2005. Prior to joining the Company, Mr. Spalding was engaged in the private practice of law as a senior partner in the international law firm of King & Spalding, LLP, the Company’s primary corporate law firm.

Mark S. Weeks, 43, has been Senior Vice President of Finance and Controller of the Company since March 2000. From June 1994 until March 2000, Mr. Weeks was Vice President of Finance and Controller of the Company. Mr. Weeks is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Dennis Zeleny, 50, has been Executive Vice President of Human Resources of the Company since August 2005. Prior to joining the Company, Mr. Zeleny served as Senior Vice President of Global Human Resources for E.I. duPont de Nemours & Company.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

To the best knowledge of the Company, there are no beneficial owners of more than 5% of the outstanding shares of the Company’s common stock. The Company’s conclusion is based upon the absence of reports on Schedule 13G filed with the SEC and upon other information believed to be reliable.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by each of the Company’s directors, Named Executive Officers (as defined below) and the directors and executive officers of the Company as a group. Consistent with the Company’s compensation philosophy described below, we believe the stock ownership reflected in this table represents the alignment of the named individuals’ financial interests with the general interests of the Company’s stockholders because the value of their total stock holdings will increase or decrease in line with value of the Company’s stock. Except as otherwise indicated, all information is as of March 31, 2006, at which date there were 446,920,789 shares outstanding. Shares of the Company’s common stock subject to options held by the directors and executive officers that are exercisable within 60 days of March 31, 2006 are deemed outstanding for the purpose of computing their beneficial ownership individually and as a group. The Chief Executive Officer and the four other most highly compensated executive officers as of December 31, 2005 are included in this table. These individuals may be referred to collectively in this Proxy Statement as the “Named Executive Officers.”

Name	Position Held	Aggregate Number of Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Outstanding
Edwin M. Crawford	Chief Executive Officer, President, Chairman of the Board and Director	4,106,357	*
Edward L. Hardin, Jr.	Executive Vice President, General Counsel and Director	70,572	*
Howard A. McLure	Senior Executive Vice President and Chief Operating Officer	308,500	*
Rudy Mladenovic	Executive Vice President of Industry Relations	120,000	*
William R. Spalding	Executive Vice President of Strategic Initiatives	0	*
Edwin M. Banks	Director	72,218	*
C. David Brown II	Director	119,439	*
Colleen Conway-Welch	Director	42,080	*
Harris Diamond	Director	94,303	*
Kristen Gibney Williams	Director	74,548	*
Roger L. Headrick	Director	261,922	*
Ted H. McCourtney	Director	274,200	*
Jean-Pierre Millon	Director	39,921	*
C.A. Lance Piccolo	Director	173,689	*
Michael D. Ware	Director	101,652	*
All executive officers and directors as a group (24 persons)		6,668,932	1.5%

*	Less than one percent.
(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of the Company’s directors and Named Executive Officers may disclaim beneficial ownership of certain shares included in the table, and certain of the shares included in the table represent options to purchase shares, which are exercisable on or before May 30, 2006, described as follows:

•	Mr. Crawford—includes options to purchase 4,026,357 shares.

•	Mr. Hardin—includes options to purchase 60,000 shares and 5,000 shares held by his spouse. Mr. Hardin disclaims beneficial ownership of the shares held by his spouse.

•	Mr. McLure—includes options to purchase 305,000 shares and 1,500 shares held by his spouse. Mr. McLure disclaims beneficial ownership of the shares held by his spouse.

•	Mr. Mladenovic—includes options to purchase 120,000 shares.

•	Mr. Banks—includes options to purchase 53,600 shares and 11,618 stock units accrued under the Company’s Director Deferred Compensation Plan. The Director Deferred Compensation Plan is described below in “The Board of Directors and Board Committees—Director Compensation.”

•	Mr. Brown—includes options to purchase 103,600 shares and 10,839 stock units accrued under the Company’s Director Deferred Compensation Plan.

•	Ms. Conway-Welch—includes options to purchase 28,600 shares and 10,580 stock units accrued under the Company’s Director Deferred Compensation Plan.

•	Mr. Diamond—includes options to purchase 83,600 shares and 10,703 stock units accrued under the Company’s Director Deferred Compensation Plan.

•	Ms. Gibney Williams—includes options to purchase 53,600 shares and 10,948 stock units accrued under the Company’s Director Deferred Compensation Plan.

•	Mr. Headrick—includes options to purchase 103,600 shares, 14,072 stock units accrued under the Company’s Director Deferred Compensation Plan and 1,250 shares held by his spouse. Mr. Headrick disclaims beneficial ownership of the shares held by his spouse.

•	Mr. McCourtney—includes options to purchase 213,600 shares and 5,759 stock units accrued under the Company’s Director Deferred Compensation Plan. 160,000 of the options are held by Saw Mill Partners L.P., a family investment partnership

•	Mr. Millon—includes options to purchase 17,004 shares, 3,567 stock units accrued under the Company’s Director Deferred Compensation Plan and 19,350 shares held by the Millon Family Trust.

•	Mr. Piccolo—includes options to purchase 78,600 shares and 9,448 stock units accrued under the Company’s Director Deferred Compensation Plan.

•	Mr. Ware—includes options to purchase 80,004 shares and 363 stock units accrued under the Company’s Director Deferred Compensation Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND

CERTAIN LEGAL PROCEEDINGS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish the Company with copies of the forms. Each director and executive officer has provided the Company with a power of attorney to file the required reports electronically on their behalf. Based on a review of the forms filed, or written representations from reporting persons, the Company believes that, during 2005, each of its directors and executive officers complied with all such filing requirements except as follows. The Company filed one report late for Kirk McConnell, who served as an executive officer before leaving the Company in August 2005, covering his stock option grant on March 1, 2005. The late filing for the above mentioned executive officer was due to administrative error on the part of the Company. To its knowledge, the Company does not have any stockholders that own more than ten percent of a registered class of its equity securities.

The following is a description of the pending legal proceeding in which directors of the Company are named as parties. In January 2006, a purported shareholder’s derivative lawsuit was filed by the City of Dania Beach Police & Firefighters’ Retirement System, the Washtenaw County Employees Retirement System and Nicholas Weil in the Circuit Court of Davidson County, Tennessee. The lawsuit states that it was filed for the benefit of Caremark Rx, which is a nominal defendant. The defendants are the members of the Company’s Board of Directors and one former member of the Board of Directors. The complaint alleges that the individual defendants breached their fiduciary duties by failing to adequately oversee the Company’s pharmacy benefit management operations. The allegations appear to be based largely on allegations asserted in other pending lawsuits against the Company and in media reports. The complaint seeks to recover compensatory damages plus costs and attorneys’ fees from the individual defendants. The lawsuit is substantially similar to two separate purported shareholder derivative lawsuits filed in 2005 by the same plaintiffs in the Circuit Court of Leon County, Florida. The two prior actions in Florida were previously consolidated by the court, and the plaintiffs have voluntarily dismissed them without prejudice. The Company believes that the claims against the named director defendants are without merit and intends to vigorously defend the lawsuit.

EXECUTIVE COMPENSATION SUMMARY

The following table sets forth information concerning total compensation earned by, or paid for services rendered to the Company by, the Named Executive Officers during each of the last three fiscal years.

Name	Year	Annual Compensation							Long-Term Compensation			All Other Compensation(11)
		Salary		Bonus		Other Annual Compensation			Number of
									Restricted Stock Award(10)		Securities Underlying Options
Edwin M. Crawford Chief Executive Officer, President and Chairman of the Board	2005 2004 2003	$1,600,000 1,615,384 1,500,000	(1)	$3,200,000 4,000,000 —	(2)		$107,448 113,841 127,456	(3) (4) (5)	$	— 974,700 —	750,000 600,000 —	$917,697 2,336,619 132,307

Edward L. Hardin, Jr. Executive Vice President and General Counsel	2005 2004 2003	$540,000 556,640 522,522	(1)	$1,350,000 675,000 550,295	(6)			$(7) (7) (7)		— — —	100,000 100,000 20,000	$63,502 64,816 67,390

Howard A. McLure Senior Executive Vice President and Chief Operating Officer	2005 2004 2003	$621,602 517,115 396,089	(1)	$1,487,500 656,250 425,000	(6)		$75,007	(7) (8) (7)		— — —	339,000 200,000 35,000	$62,085 61,329 58,352

Rudy Mladenovic Executive Vice President of Industry Relations	2005 2004 2003	$513,365 446,769 —	(1)	$1,135,725 333,985 —	(6)		$—	(7) (7)		— — —	200,000 200,000 —	$61,696 9,670 —

William R. Spalding Executive Vice President of Strategic Initiatives	2005 2004 2003	$403,846 — —		$1,200,000 — —	(9)	$	— —	(7)		— — —	500,000 — —	$25,714 — —

(1)	Due to the calendar year end coinciding with a pay period, 27 paychecks were issued in 2004 rather than the standard 26. This schedule caused each of the Named Executive Officer’s taxable salary for 2004 to be the amount indicated above because salary is reported on a cash basis.
(2)	In March 2000, Mr. Crawford agreed to forego his cash bonus for the years 2000, 2001, 2002 and 2003 in exchange for a one-time grant of an option to purchase 3,875,000 shares of the Company’s common stock. Please see “Employment Agreements with Named Executive Officers” below.
(3)	The other annual compensation shown for Mr. Crawford in 2005 includes $95,448 for personal use of a Company plane and a $12,000 car allowance.
(4)	The other annual compensation shown for Mr. Crawford in 2004 includes $85,083 for personal use of a Company plane, $16,758 for temporary housing and a $12,000 car allowance.
(5)	The other annual compensation shown for Mr. Crawford in 2003 includes $82,545 for personal use of a Company plane, $32,893 for temporary housing and a $12,000 car allowance.
(6)	The bonus amount includes the annual cash bonus and the first payment under the supplemental cash incentive plan. Please see “Compensation Committee Report on Executive Compensation” below.
(7)	Dollar value of perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the officer.

(8)	The other annual compensation shown for Mr. McLure in 2004 includes $58,367 paid for relocation expenses; $4,640 paid for country club dues, and a $12,000 car allowance.
(9)	The bonus amount includes the annual cash bonus and a signing bonus. Please see “Employment Agreements with Named Executive Officers” below.
(10)	On June 28, 2004, the Company granted 30,000 shares of restricted stock to Mr. Crawford, which were to become non-forfeitable upon achievement by the Company of certain synergy targets related to the acquisition of AdvancePCS. The award, valued on the date of grant at $32.49 per share, had a total valuation on the date of grant of $974,700. These restricted stock shares were valued on December 30, 2005 at $51.79 per share, for a total valuation at year end of $1,553,700. In February 2006, the restricted stock grant became non-forfeitable because the Compensation Committee determined that the applicable synergy targets had been met.
(11)	All other compensation for 2005 for the Named Executive Officers includes the following:

•	Mr. Crawford—$50,000 deferred under the Executive Flexible Benefit Plan; $27,305 in imputed income received for insurance premiums; $17,352 paid for term life insurance coverage; $10,000 paid for long term disability coverage; and $8,400 paid as an employer match under the Company’s 401(k) plan. In connection with the survivor benefit agreement entered into on February 25, 2004 between the Company and Mr. Crawford, the Company purchased an insurance policy to fund the Company’s obligations thereunder. The insurance policy has an effective date of November 1, 2003, and the premium payment made in 2005 was $804,640. See “Chief Executive Officer Compensation” for more information concerning the survivor benefit agreement.

•	Mr. Hardin—$50,000 deferred under the Executive Flexible Benefit Plan; $8,400 paid as an employer match under the Company’s 401(k) plan; and $5,102 paid for long term disability coverage.

•	Mr. McLure—$50,000 deferred under the Executive Flexible Benefit Plan; $8,400 paid as an employer match under the Company’s 401(k) plan; and $3,685 paid for long term disability coverage.

•	Mr. Mladenovic—$50,000 deferred under the Executive Flexible Benefit Plan; $8,400 paid as an employer match under the Company’s 401(k) plan; and $3,296 paid for long term disability coverage.

•	Mr. Spalding—$25,000 deferred under the Executive Flexible Benefit Plan and $741 paid for long term disability coverage.

STOCK OPTION GRANTS DURING 2005

The following table sets forth information with respect to option grants to the Named Executive Officers during 2005 and the potential realizable value of such stock option grants. The potential realizable value is calculated based on the maximum term of the option at the time of its grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price.

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year		Exercise Price/ Share		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
								5%	10%
Edwin M. Crawford	750,000	(1)	12.47%			$37.92	3/1/2015	$17,885,763	$45,326,036
Edward L. Hardin, Jr.	100,000	(1)	1.67%			$37.92	3/1/2015	2,384,768	6,043,471
Howard A. McLure	200,000 139,000	(1) (2)	3.32 2.31	% %	$ $	37.92 43.55	3/1/2015 6/27/2015	4,769,537 3,806,982	12,086,943 9,647,640
Rudy Mladenovic	200,000	(1)	3.32%			$37.92	3/1/2015	4,769,537	12,086,943
William R. Spalding	500,000	(3)	8.31%			$44.13	6/1/2015	13,876,560	35,165,927

(1)	The options granted will vest over a five-year period, with the first 20% of the shares vesting on the first anniversary of the date of grant, March 1, 2006.
(2)	The option granted will vest over a five-year period, with the first 20% of the shares vesting on the first anniversary of the date of grant, June 27, 2006.
(3)	The option granted will vest over a five-year period, with the first 20% of the shares vesting on the first anniversary of the date of grant, June 1, 2006.

AGGREGATED OPTIONS EXERCISED IN 2005

AND DECEMBER 31, 2005 OPTION VALUES

	Option Exercises During 2005
Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edwin M. Crawford	1,589,643	$63,838,205	5,756,357	1,230,000	$248,684,260	$19,887,300
Edward L. Hardin, Jr.	200,000	6,494,681	20,000	180,000	395,200	2,967,800
Howard A. McLure	50,000	2,344,135	225,000	499,000	7,802,050	7,080,960
Rudy Mladenovic	25,800	887,221	40,000	398,700	790,400	7,251,400
William R. Spalding	0	0	0	500,000	0	3,830,000

(1)	In accordance with SEC rules, values are calculated by subtracting the exercise price of the stock option from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $51.79, the closing price of the Company’s common stock as reported on the NYSE on December 30, 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of all of the Company’s equity compensation plans, including certain plans assumed through acquisitions and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2005.

	Number of securities to be issued upon exercise of outstanding options and warrants(1)		Weighted average exercise price of outstanding options and warrants(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders
Stock Options	17,548,627	(3)	$24.36	16,813,373	(4)
Equity compensation plans not approved by stockholders
Stock Options	544,612	(5)	$20.04	0
Employee Stock Purchase Plan	—		—	3,148,333	(6)
Director Deferred Compensation Plan	—		—		(7)
Total	18,093,239		$24.23	19,961,706

(1)	This column does not reflect options assumed in the acquisition of AdvancePCS under the following plans, as the plans governing such options will not be used for future awards: AdvancePCS 2003 Incentive Compensation Plan and Advance Paradigm, Inc. Amended and Restated 1997 Nonstatutory Stock Option Plan. Both of these plans were approved by AdvancePCS stockholders. As of December 31, 2005, the number of securities to be issued upon the exercise of options outstanding under plans assumed in connection with the acquisition of AdvancePCS total 3,041,768, at a weighted average exercise price of $12.24.
(2)	This column does not reflect the exercise price of shares underlying the assumed options referred to in footnote (1).
(3)	Includes shares of common stock to be issued upon exercise of stock options granted under the following plans, each as amended from time to time: 1992 Stock Incentive Plan; 1995 Stock Option Plan; 1997 Stock Incentive Plan; and the 2004 Incentive Stock Plan.
(4)	Includes shares available for future issuance under the 2004 Incentive Stock Plan. See below for a description of the 2004 Incentive Stock Plan.
(5)	Includes shares of common stock to be issued upon exercise of stock options granted under the 1998 Employee Stock Option Plan and the 1998 New Employee Stock Option Plan, each as amended from time to time.
(6)	Includes shares of common stock available for future issuance under the Caremark Employee Stock Purchase Plan.
(7)	The number of shares remaining for future issuance under the Director Deferred Compensation Plan is not presently determinable. Under the Director Deferred Compensation Plan, shares are issued only to the extent a participant’s deferred compensation account was credited with a stock unit. For a description of the material terms of this plan, see “The Board of Directors and Board Committees—Director Compensation.” As of December 31, 2005, there were 87,896 stock units accrued through the Director Deferred Compensation Plan.

Stock Option Plans Not Approved By Stockholders

1998 Employee Stock Option Plan

The 1998 Employee Stock Option Plan is a broad-based plan that was adopted to advance the interests of the Company by affording certain directors, officers, employees, agents and consultants of the Company an opportunity to acquire or increase their proprietary interests in the Company. The 1998 Employee Stock Option Plan provides for the grant of stock options and is administered by the Compensation Committee of the Company. The Compensation Committee may alter, amend, suspend or modify the plan in whole or in part. Pursuant to the plan, each option granted under the plan must have an exercise price that is at least equal to the fair market value of a share on the date the Compensation Committee granted the option. The Compensation Committee may designate the vesting period for each option, and each option agreement states the date when such option terminates, which shall in no event be greater than ten years after the grant of such option. Upon termination of optionee’s employment with the Company, the period of time during which the stock options are exercisable is restricted to 90 days. On March 22, 2004, the 1998 Employee Stock Option Plan was superseded by the 2004 Incentive Stock Plan with respect to subsequent grants of equity-based compensation. Therefore, after such time, no stock options may be granted under the 1998 Employee Stock Option Plan. See “2004 Incentive Stock Plan” below for more information.

1998 New Employee Stock Option Plan

The 1998 New Employee Stock Option Plan is a plan that was adopted to provide flexibility to the Company in its ability to motivate, attract and retain the services of individuals who make significant contributions to the Company’s success. The 1998 New Employee Stock Option Plan provides for the grant of stock options and is administered by the Compensation Committee of the Company. The Compensation Committee may alter, amend, suspend or modify the plan in whole or in part. Pursuant to the plan, each option granted under the plan must have an exercise price that is at least equal to the fair market value of a share on the date the Compensation Committee granted the option. The Compensation Committee may designate the vesting period for each option, and each option agreement states the date when such option terminates, which shall in no event be greater than ten years after the grant of such option. Upon termination of optionee’s employment with the Company, the period of time during which the stock options are exercisable is restricted to 90 days. On March 22, 2004, the 1998 New Employee Stock Option Plan was superseded by the 2004 Incentive Stock Plan with respect to subsequent grants of equity-based compensation. Therefore, after such time, no stock options may be granted under the 1998 New Employee Stock Option Plan. See “2004 Incentive Stock Plan” below for more information.

2004 Incentive Stock Plan

At the Special Meeting of the Company’s Stockholders held on March 22, 2004, the stockholders approved the Caremark Rx, Inc. 2004 Incentive Stock Plan. The 2004 Incentive Stock Plan superseded the Company’s existing equity-based compensation plans with respect to subsequent grants of equity-based compensation. Stock options previously granted under the Company’s existing equity-based compensation plans and outstanding at the adoption of the 2004 Incentive Stock Plan will not be affected, and the terms of such options continue to be governed by the terms of such equity-based compensation plans. Under the terms of the 2004 Incentive Stock Plan, the shares available for issuance under the plan include 15 million newly authorized shares plus unissued shares that were previously authorized for issuance under nine equity-based compensation plans of the Company and AdvancePCS. In addition, shares that were subject to grants under these nine plans, but were forfeited on or after March 22, 2004, become available for issuance under the 2004 Incentive Stock Plan. The number of such shares will depend upon which, if any, grants under such plans are forfeited and therefore is not known at this time. Any shares of common stock which remain unissued after the cancellation, expiration or exchange of an option, a stock appreciation right or stock grant or which are forfeited after issuance shall again be available for grant under the 2004 Incentive Stock Plan, as shall any shares of common stock used to satisfy a withholding obligation.

CORPORATE GOVERNANCE PHILOSOPHY

The Company operates under a system of policies and procedures designed to ensure sound business practices as well as compliance with applicable legal requirements, including the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”), and rules promulgated from time to time by the NYSE and the SEC. The Board of Directors originally adopted the Corporate Governance Guidelines in March 2003 in order to formally establish the governance policies of the Company. The Board last amended the Corporate Governance Guidelines in April 2006. In summary, these guidelines address the role of the Board of Directors, meetings of the Board of Directors, the structure of the Board of Directors and its committees and other corporate governance procedures. In addition, the Corporate Governance Guidelines require that the non-management directors meet in executive session at least twice each year, and the Board has designated Mr. Headrick as the lead director to preside at such executive sessions. The Board also has adopted a Code of Conduct for the Company containing a code of business conduct and ethics for all directors, executive officers (including our principal executive officer, principal financial officer and controller) and employees of the Company. The Company requires that all employees receive annual training relating to the Code of Conduct. The Corporate Governance Guidelines as well as the charter for each committee of the Board and the Caremark Code of Conduct are available on our website at http://www.caremarkrx.com and in print to any eligible stockholder who requests it.

Stockholders and other parties interested in communicating directly with the Board or with non-management directors as a group may do so by sending written communications addressed to the Corporate Secretary of Caremark Rx, Inc., Attention: Board of Directors, 211 Commerce Street, Suite 800, Nashville, Tennessee 37201. The Nominating and Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company will review the communications and report them to the Board or the individual directors to whom they are addressed, unless they are deemed frivolous, inappropriate, solicitations of services or solicitations of Company funds.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

DIRECTOR INDEPENDENCE

The Corporate Governance Guidelines provide that it is the policy of the Board that a majority of the members of the Board be independent of the Company’s management. Under the Corporate Governance Guidelines, the Board will determine on an annual basis whether non-employee directors are independent in accordance with the guidelines. Accordingly, the Board has determined that the following directors (i) are deemed independent under the listing standards of the NYSE and (ii) have no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, any of its affiliates, or any member of the senior management of the Company or his or her affiliates): Edwin M. Banks, C. David Brown II, Colleen Conway-Welch, Harris Diamond, Kristen Gibney Williams, Roger L. Headrick, Ted H. McCourtney, Jean-Pierre Millon and Michael D. Ware. As further described below in “Certain Relationships and Related Transactions,” the Board had determined that C.A. Lance Piccolo does not qualify as an independent director because of payments to Mr. Piccolo from the Company pursuant to a consulting agreement. In addition Mr. Crawford and Mr. Hardin are not independent directors because they are employees of the Company. Based on these standards, nine of the twelve current directors are independent directors.

DIRECTOR COMPENSATION

Directors who are employees of the Company, consisting of Mr. Crawford and Mr. Hardin, are not compensated for their additional services as directors. The compensation program for non-employee directors is structured to recognize the workload and broad-based responsibilities of the Board of Directors and its committees, and in particular, the Audit Committee, under the applicable laws and regulations concerning corporate governance. For 2005, the Board of Directors, upon the recommendation of the Compensation Committee, approved a compensation program under which all non-employee directors received an annual retainer of $60,000, the Audit Committee Chairman received an additional annual retainer of $25,000, other directors who served on the Audit Committee received an additional annual retainer of $10,000, directors who served on the Nominating and Corporate Governance Committee received an additional annual retainer of $5,000 and directors who served on the Compensation Committee received an additional annual retainer of $5,000. Each non-employee director also received an annual grant of an option to purchase 18,000 shares of the Company’s common stock, which vests ratably over five years, with a grant date of March 1, 2005 and an exercise price of $37.92 per share based on the fair market value of the Company’s stock on the date of grant. In addition, each non-employee director may choose to participate in the pharmacy benefits program made available to the Company’s employees. In developing its compensation program for non-employee directors, the Board was guided by the following goals: compensation should fairly reward directors for their work required in a corporation of the Company’s size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. The same program was approved by the Board for director compensation for 2006 with the annual grant of 18,000 options having a grant date of March 1, 2006 and an exercise price of $50.84 per share based on the fair market value of the Company’s stock on the date of grant. The Compensation Committee obtained advice and assistance from an external compensation advisor prior to making recommendations to the Board concerning both the 2005 and 2006 director compensation program.

Effective May 1, 2002, the Board of Directors adopted the Director Deferred Compensation Plan in order to further align the interests of the Company’s directors with those of the stockholders. Pursuant to the plan, as amended, non-employee directors may elect to accept stock units rather than cash for all or a portion of their annual retainer. As of the month in which accruals related to any deferred compensation are made, each director is credited with a number of stock units determined by dividing the retainer amount deferred, plus a fifteen percent premium, by the average closing price of the Company’s common stock over the first ten trading days of such month. Accumulated stock units are converted into shares of the Company’s common stock on a deferred basis upon the earlier to occur of a “Change in Control,” as defined in the plan, the cessation of the participant’s status as a non-employee director or, if an election is made by a director, four years after the compensation is deferred.

BOARD AND COMMITTEE MEETING ATTENDANCE

The Board of Directors met in person or by telephone eight times during 2005. Each director attended no fewer than 75% of the total number of meetings of the Board and Board committees on which he or she served. There were twelve directors at the time of the Company’s 2005 annual meeting of stockholders held in Nashville in May 2005, and all twelve directors attended the meeting. Directors are encouraged to attend annual meetings of the Company’s stockholders, and the Corporate Governance Guidelines provide that each director is required to spend the time needed to properly discharge his or her duties with due care, including by attending board meetings, meetings of committees on which he or she is a member and annual meetings of the Company’s stockholders.

BOARD COMMITTEES

The Board of Directors has established the Audit, Compensation and Nominating and Corporate Governance Committees. It is the Board’s policy that every member of the Audit, Compensation and Nominating and Corporate Governance Committees should be an independent director under the requirements set forth in the NYSE listing standards as well as rules adopted by the SEC.

Audit Committee.    During 2005, Mr. Headrick served as the Chairperson of the Audit Committee, and Mr. Banks, Ms. Gibney Williams, Mr. McCourtney and Mr. Ware served as members. The Audit Committee met eight times in 2005. The Board has determined that each member of the Audit Committee is an independent director as defined by the NYSE listing standards as well as rules adopted by the SEC. In addition, the Board of

Directors has determined that every member of the Audit Committee is an “audit committee financial expert,” as defined by SEC rules.

The duties of the Audit Committee include:

•	Appointing, overseeing, retaining, compensating, evaluating and terminating the Company’s independent registered public accounting firm;

•	Evaluating the Company’s independent registered public accounting firm’s qualifications, performance and independence on at least an annual basis;

•	Reviewing the performance of and assuring objectivity of the internal audit staff, including activities relating to compliance and ethics;

•	Reviewing with management, the Company’s independent registered public accounting firm and internal auditors significant risks and exposures, audit activities and significant audit findings;

•	Reviewing and discussing with management the Company’s unaudited quarterly financial statements and results of the Company’s independent registered public accounting firm’s reviews rendered with respect to such financial statements;

•	Reviewing and discussing with management the Company’s audited annual financial statements and the Company’s independent registered public accounting firm’s opinion rendered with respect to such financial statements;

•	Obtaining from the Company’s independent registered public accounting firm its recommendations regarding the adequacy of internal controls and other matters relating to the accounting procedures and the books and records of the Company and reviewing the correction of controls deemed to be deficient;

•	Reviewing with appropriate Company personnel the actions taken to ensure compliance with the Company’s Code of Conduct and the results of material violations of such Code;

•	Establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters;

•	Considering such other matters in relation to the financial affairs of the Company and its accounts and in relation to the internal and external audits of the Company as the Audit Committee may, in its discretion, determine to be advisable; and

•	Engaging in such other duties and responsibilities as may be set forth in the Audit Committee charter or assigned to the Audit Committee, from time to time, by the Board of Directors.

The Audit Committee’s responsibilities and policies are discussed more fully in its charter, which is available on our website at http://www.caremarkrx.com.

Compensation Committee.    During 2005, Mr. Diamond served as the Chairperson of the Compensation Committee, and Mr. Brown, Ms. Conway-Welch and Mr. Millon served as members. The Compensation Committee met six times in 2005. The Board has determined that each member of the Compensation Committee is an independent director as defined by the NYSE listing standards as well as rules adopted by the SEC.

The duties of the Compensation Committee include:

•	Reviewing from time to time and approving the Company’s stated compensation strategy to ensure that officers of the Company are rewarded appropriately for their contributions to Company growth and profitability and that the executive compensation strategy supports organization objectives and stockholder interests;

•	Reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer;

•	Reviewing annually and determining the individual elements of total compensation of the Chief Executive Officer;

•	Reviewing and approving the individual elements of total compensation for senior management of the Company other than the Chief Executive Officer and making recommendations to the Board of Directors with respect to non-Chief Executive Officer compensation;

•	Assuring that the Company’s incentive compensation programs are administered in a manner consistent with the Company’s compensation strategy;

•	Approving annual retainer and meeting fees for the Board of Directors and committees of the Board;

•	Approving revisions to the Company’s executive salary range structure and annual salary increase guidelines; and

•	Engaging in such other duties and responsibilities as may be set forth in the Compensation Committee charter or assigned to the Compensation Committee, from time to time, by the Board of Directors.

The Compensation Committee’s responsibilities and policies are discussed more fully in its charter, which is available on our website at http://www.caremarkrx.com.

Nominating and Corporate Governance Committee.    During 2005, Mr. Brown served as the Chairperson of the Nominating and Corporate Governance Committee, and Mr. McCourtney and Mr. Diamond served as members. The Nominating and Corporate Governance Committee met five times in 2005. The Board has determined that each member of the Nominating and Corporate Governance Committee is an independent director as defined by the NYSE listing standards as well as rules adopted by the SEC.

The duties of the Nominating and Corporate Governance Committee include:

•	Selecting as director nominees, or recommending that the Board of Directors select as director nominees, individuals whom it deems to be qualified to serve on the Board of Directors in accordance with the standards established pursuant to the Company’s Corporate Governance Guidelines;

•	Evaluating the performance of each director before recommending to the Board of Directors that the director stand for re-election;

•	Reviewing the Board’s performance and effectiveness as a body, including its corporate governance policies and practices, and conducting a similar review with respect to each of the Board’s committees;

•	Making recommendations to the Board on the structure and composition of the various committees of the Board;

•	Reviewing and reassessing the adequacy of the Company’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and

•	Reviewing with the CEO and Board of Directors matters relating to management succession.

•	Engaging in such other duties and responsibilities as may be set forth in the Nominating and Corporate Governance Committee charter or assigned to the Nominating and Corporate Governance Committee, from time to time, by the Board of Directors.

The Nominating and Corporate Governance Committee’s responsibilities and policies are discussed more fully in its charter, which is available on our website at http://www.caremarkrx.com.

The independent members of the Board of Directors, acting at the request of the Nominating and Corporate Governance Committee and with Mr. Headrick serving as lead director, have nominated C. David Brown II, Harris Diamond, C.A. Lance Piccolo and Michael D. Ware for re-election as Class III Board members at the 2006 annual meeting of stockholders. The Nominating and Corporate Governance Committee may consider stockholder nominees for the Board of Directors if submitted in accordance with the Company’s bylaws. See “Additional Information—Stockholder Proposals for the 2007 Annual Meeting” below.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Mr. Crawford.    Mr. Crawford joined the Company in March 1998 as President and Chief Executive Officer. His employment agreement initially provided that he would be employed in that capacity for a five-year term beginning March 18, 1998, subject to automatic extension for an additional year on each anniversary of such date. The agreement initially provided for an annual base salary of not less than $1,000,000, subject to increase at the discretion of the Compensation Committee. Mr. Crawford’s base salary compensation during 2004 was $1,500,000 and, in May 2004, the Compensation Committee approved an increase of Mr. Crawford’s annual base salary to $1,600,000. The agreement, except as provided in the March 2000 amendment discussed below, also entitles Mr. Crawford to receive an annual cash incentive bonus of up to two times his annual base salary, subject to increase at the discretion of the Board of Directors. The payment of this bonus is dependent upon the Company’s achievement of certain target performance goals for each year.

In March 2000, the Company amended Mr. Crawford’s employment agreement to provide that Mr. Crawford would forego his cash bonus for the years 2000, 2001, 2002 and 2003 in exchange for a one-time grant of an option to purchase 3,875,000 shares of the Company’s common stock at an exercise price equal to 115% of the closing price of the Company’s common stock on March 8, 2000, the date of grant. This option grant is now fully vested.

In August 2001, the Company amended Mr. Crawford’s employment agreement to extend the term of the agreement through September 1, 2006. The term is subject to automatic extension for an additional year each March 18 unless the Company gives Mr. Crawford written notice of non-extension at least 30 days prior to such date.

In November 2002, the Company amended Mr. Crawford’s employment agreement to clarify the original intent that Mr. Crawford’s waiver of his cash bonus was intended to apply solely during the term of the agreement in effect in March 2000 when the waiver occurred and not during any subsequent extension of the employment agreement. Therefore, Mr. Crawford is eligible for bonuses that are payable by the Company for the year 2004 and subsequent years. In addition, the employment agreement was amended to clarify the definition of “Change in Control” and to clarify pay and benefits Mr. Crawford is eligible to receive upon certain termination and “Change in Control” events.

See “Chief Executive Officer Compensation” below for more information related to Mr. Crawford’s employment agreement.

Effective November 12, 2002, the Company adopted the Caremark Rx, Inc. Supplemental Executive Retirement Plan (“SERP”). Mr. Crawford is currently the sole participant in the SERP, which was adopted to recognize Mr. Crawford’s success in leading the Company through a challenging turnaround situation, to create an incentive for him to remain employed with the Company and to provide him with a competitive retirement benefit. The key features of the SERP are as follows: a retirement age of 60; a benefit equal to 60% of highest average base salary over 36 consecutive months during the 72 months preceding retirement; vesting at 10% after 12 months, 30% after 24 months, 60% after 36 months and 100% after 48 months; full vesting upon disability or “Change in Control”; a pre-retirement death benefit of five times average base salary in lieu of retirement payments; and lifetime annuity or actuarially reduced “joint and survivor” payment options.

Effective February 25, 2004, the Company and Mr. Crawford entered into a survivor benefit agreement, which was implemented to fund the Company’s obligation to pay a death benefit under Mr. Crawford’s employment agreement and obligates the Company to transfer ownership of an insurance policy to Mr. Crawford upon his termination of employment. Pursuant to authorization by the Compensation Committee, the Company purchased an insurance policy to fund the Company’s obligations, and the cost of the policy will be paid over five years. In connection with the survivor benefit agreement, a split dollar life insurance policy previously provided to Mr. Crawford pursuant to his employment agreement was terminated, and its remaining cash value was used to fund the new policy.

Mr. Hardin.    Mr. Hardin’s employment agreement, which became effective on June 16, 1998, provides that he will serve as Executive Vice President and General Counsel of the Company for an initial term through

June 16, 2001. The term is automatically extended for an additional year on each anniversary of the effective date unless the Company gives Mr. Hardin written notice of non-extension at least 30 days prior to such anniversary. The agreement provides for an annual base salary, subject to periodic review by the Board of Directors or a committee of the Board, but in no event will Mr. Hardin’s salary be reduced below $450,000 in any calendar year during the term. Mr. Hardin’s base salary compensation during 2005 was $540,000. As an inducement to enter into the agreement, Mr. Hardin received a non-qualified option to purchase 400,000 shares of common stock at an exercise price of $3.25 per share. Mr. Hardin is eligible to receive, in years subsequent to 1998, a bonus of up to 100% of his base salary, based on his performance, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment. On February 19, 2002, Mr. Hardin’s employment agreement was amended to conform the definition of “Change in Control” to that used in the Company’s stock option plans.

Mr. McLure.    Mr. McLure’s employment agreement, which became effective on December 3, 2001, initially provided that he would serve as Executive Vice President and Chief Financial Officer of the Company on an “at will” basis. The agreement provides for an annual base salary, subject to periodic review and adjustment. In addition, the agreement initially provided that Mr. McLure was eligible to receive an annual performance bonus with a stated target of up to 75% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment. On April 14, 2003, Mr. McLure’s employment agreement was amended to provide that Mr. McLure is eligible to receive an annual performance bonus with a stated target of up to 100% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment. Effective June 21, 2005, the Company amended Mr. McLure’s employment agreement to provide that he will serve as Senior Executive Vice President and Chief Operating Officer of the Company with an annual salary of $700,000, subject to periodic review and adjustment.

Mr. Mladenovic.    Mr. Mladenovic’s employment agreement, which became effective on April 1, 2004, provides that he will serve as Executive Vice President of Industry Relations of the Company on an “at will” basis. The agreement provides for an annual base salary, subject to periodic review and adjustment. Mr. Mladenovic’s base salary compensation during 2005 was $513,000. In addition, the agreement provides that Mr. Mlandeovic is eligible to receive an annual performance bonus in accordance with the Company’s Management Incentive Program in effect from time to time, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment. The Compensation Committee authorized an amendment to the employment agreement of Mr. Mladenovic, which is expected to be signed during the second quarter of 2006. Pursuant to the amendment, Mr. Mladenovic’s base salary will be increased to $589,950 effective April 1, 2006, and he will be eligible to receive an annual performance bonus with a stated target of up to 100% of his base salary, at the discretion of the Company’s Chief Executive Officer, and subject to periodic review and adjustment.

Mr. Spalding.    Mr. Spalding’s employment agreement, which became effective on June 1, 2005, initially provided that he will serve as Executive Vice President of Strategic Development of the Company on an “at will” basis. In January 2006, Mr. Spalding’s title was changed to Executive Vice President of Strategic Initiatives. The agreement provides for an annual base salary of $700,000, subject to periodic review and adjustment. In addition, the agreement provides that Mr. Spalding is eligible to receive an annual performance bonus with a stated target of up to 100% of his base salary, at the discretion of the Company’s Chief Executive Officer, and subject to periodic review and adjustment. The agreement also provides for a one time signing bonus of $500,000, which Mr. Spalding is required to repay to the Company on a prorated basis if he leaves his employment within the first three years, and a stock option grant of 500,000 with a grant date of June 1, 2005 and an exercise price based on the fair market value of the Company’s stock on the date of grant.

Messrs. Hardin, McLure, Mladenovic and Spalding are eligible for other benefits customarily provided by the Company to its executive employees. The employment agreements for each of Messrs. Hardin, McLure, Mladenovic and Spalding also contain provisions regarding pay and benefits upon certain termination and Change in Control events which are normally found in executive employment agreements, as well as noncompete, nonsolicitation and nondisclosure provisions. The employment agreement of Mr. Hardin entitles him to certain “gross up” payments related to any excise tax that may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), following certain Change in Control events. For information concerning the compensation and benefits for Mr. Crawford, including compensation payable upon the occurrence of various termination or Change in Control events described in the employment agreement for Mr. Crawford, see “Chief Executive Officer Compensation” below.

The chart below summarizes the compensation payable upon the occurrence of various termination or Change in Control events described in the employment agreements for each of Messrs. Hardin, McLure, Mladenovic and Spalding. The terms “Cause,” “Change in Control,” “Disability,” “Good Reason,” and “Gross-Up Payment” are all used as defined in the respective employment agreements. With the exception of the amendment to Mr. Mladenovic’s agreement, which is expected to be signed during the second quarter of 2006, the employment agreements for each of Messrs. Hardin, McLure, Mladenovic and Spalding have been filed with the SEC. The amendment to the employment agreements for Mr. Mladenovic is expected to be filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Named Executive Officer	Termination for Cause, without Good Reason or Resignation	Termination due to Death or Disability	Termination without Cause or with Good Reason	Termination upon Change in Control
Mr. Hardin	Salary and accrued bonus through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary for the remainder of the term and accrued bonus through the termination date in a lump sum.	Salary for the remainder of the term and accrued bonus through the termination date in a lump sum; continued benefits for one year.	If successor employer does not confirm assumption of agreement, salary and bonus for the remainder of the term in a lump sum; continued benefits for the remainder of the term; a Gross-Up Payment for excise tax.

Mr. McLure	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary and bonus for one year in a lump sum; continued benefits for one year. No provision for “Good Reason” termination.	If successor employer does not confirm assumption of agreement, or if Mr. McLure terminates the agreement, salary and bonus for two years in a lump sum; continued benefits for two years.

Mr. Mladenovic	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary for one year in a lump sum; bonus accrued through termination date in a lump sum; continued benefits for one year. No provision for “Good Reason” termination.	If successor employer does not confirm assumption of agreement, salary and bonus for two years in a lump sum; continued benefits for two years.

Mr. Spalding	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary for one year in a lump sum; bonus accrued through termination date in a lump sum; continued benefits for one year. No provision for “Good Reason” termination.	If successor employer does not confirm assumption of agreement, salary and bonus for two years in a lump sum; continued benefits for two years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005, the Company’s Compensation Committee was composed entirely of independent directors, including Mr. Diamond, Mr. Brown, Ms. Conway-Welch and Mr. Millon. None of the Compensation Committee members is a current or former officer of the Company or any of its subsidiaries. During 2005, none of the executive officers or directors of the Company was a member of the board of directors of any other company such that the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

THE COMPENSATION COMMITTEE

Under its charter, the Compensation Committee of the Board of Directors has overall responsibility for reviewing and evaluating, and, as applicable, approving compensation plans, policies and programs of the Company. A principal responsibility of the Compensation Committee is to ensure that the executives and other employees of the Company are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations and competitive practice. The Board of Directors has determined that the policies and procedures of the Compensation Committee should remain flexible, in order to best react to changing circumstances or conditions and to ensure to the Board and the stockholders that the compensation practices of the Company are in accordance with all legal and regulatory requirements and best practices.

In fulfilling its duties and responsibilities, the Compensation Committee is authorized to obtain advice and assistance from external compensation advisors as it deems appropriate. During 2005, the Compensation Committee engaged an independent compensation advisor to provide advice and assistance relating to Chief Executive Officer compensation, equity incentive compensation for executives and other employees, compensation levels for executives and other employees and possible retirement incentives for certain executives.

COMPENSATION PHILOSOPHY

The Company’s executive compensation program is structured and administered to support the Company’s business mission. This mission focuses on the design and administration of pharmaceutical services aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. In furthering this mission, the Compensation Committee annually reviews, evaluates and makes recommendations concerning the Company’s compensation strategy, executive compensation and incentive compensation programs, subject to approval of the Board of Directors.

The Compensation Committee’s annual review, evaluation and recommendations for executive compensation are based on several guiding principles, including:

•	Enabling the Company to compete effectively for the services of highly competent executives and employees;

•	Giving executives and employees competitive compensation and incentives to pursue the maximization of long-term stockholder value;

•	Aligning the financial interests of the Company’s executives with those of its stockholders in both the short-term and long-term;

•	Receiving advice from independent compensation advisors regarding the competitiveness of the compensation paid to executives and employees; and

•	Recognizing the success of executives and employees in achieving both qualitative and quantitative goals for the benefit of the Company and its stockholders.

During 2005, the Compensation Committee, with the assistance of an independent compensation advisor, reviewed components of the compensation program applicable to executives of the Company. Included in this review was an evaluation of compensation programs and levels for certain peer group companies with whom the Company may compete for the attraction and retention of talent. For 2005, the Compensation Committee decided to continue a compensation program comprised of base salary, cash-based incentives and equity-based incentives, designed to deliver (1) base salary at a competitive level for the Company’s executives, and (2) total cash compensation (consisting of base salary and cash-based incentives) and total direct compensation (consisting of total cash compensation and equity-based incentives) at a level commensurate with the Company’s financial and stock performance.

Base Salary.    Each executive’s annual base salary, including the base salary of the Chief Executive Officer, is based primarily upon the competitive market for the executive’s services. It is the Compensation Committee’s goal that the Company pay market-level compensation for market-level performance. The Compensation Committee therefore considers the levels of compensation paid by other companies in determining appropriate levels of compensation for the Company’s executives. Base salary decisions, however, are not targeted to specific compensation amounts paid by other companies.

The Compensation Committee also evaluates certain qualitative factors relating to the performance of each executive, including the Chief Executive Officer, during the preceding year, including:

•	Experience;

•	Responsibilities assumed;

•	Demonstrated leadership ability;

•	Overall effectiveness;

•	The level of an executive’s compensation in relation to other executives in the Company with the same, more or less responsibilities; and

•	The performance of the executive’s division or group in relation to established operating budgets.

Compensation arrangements for executives are often set forth in employment contracts with specified terms, which are reviewed and approved by the Compensation Committee.

Annual Cash-based Incentives.    In addition to base salary, the Compensation Committee recommends annual cash incentive bonuses for executives of the Company, based upon the performance of the Company and the executive during the applicable year. In general, individual annual cash incentive bonus targets for executives are established pursuant to the employment agreement of the executive or, in the absence of an employment agreement, pursuant to the Company’s Management Incentive Plan. Nevertheless, the individual annual cash incentive bonuses are subject to approval and modification by the Compensation Committee and such executive’s superiors on a basis that takes into account corporate performance and each executive’s success in achieving individual and/or department performance standards. The following are examples of individual and department standards that could be utilized:

•	Budget management

•	Cost of service

•	Quality and service levels

•	Product line achievement

•	Leadership qualities and team player

These standards are not an exclusive list of criteria to measure performance and may or may not be quantitative.

The Compensation Committee approved annual cash bonuses earned during 2005 for selected corporate management employees, including certain senior executives of the Company, under the Caremark Rx, Inc. 2005 Management Incentive Plan. The bonus awards under the 2005 plan were based on the Company’s achievement of certain financial goals related to earnings per share as well as the achievement of individual and departmental goals. These awards range from 10% to 75% of 2005 base salaries, unless otherwise specified in an executive employment agreement.

Supplemental Cash-based Incentives.    In 2004, the Compensation Committee determined that a supplemental cash incentive plan was appropriate to reward certain executives for achievement of synergies, earnings per share targets and the successful integration of AdvancePCS and to provide a retention incentive for certain executives to remain with the Company throughout the integration process. Pursuant to the supplemental cash incentive plan, the performance targets had to be satisfied by the end of fiscal year 2005, and the supplemental bonus is scheduled to be paid, subject to certain terms and conditions, 50% in the first quarter of 2006 and the remainder in the first quarter of 2007. The incentive bonus amounts range from one to three times 2004 base salaries for the eligible executives. The Compensation Committee determined that the applicable performance targets had been met and approved payment of the incentive bonuses pursuant to the terms of the supplemental cash incentive plan. Mr. Crawford is not a participant in this supplemental cash incentive plan.

Equity-based Incentives.    The Company has historically used stock option award grants as a tool to encourage its executives to work to meet the Company’s operational goals and maximize long-term stockholder value. Under the Company’s 2004 Incentive Stock Plan, the Company may grant stock option awards and other equity incentives, including stock appreciation rights, stock grants and stock units. Stock option grants vest over a five-year period, with the first twenty percent of the options vesting on the first anniversary of the date of grant. Because the value of equity incentives granted to an executive is directly related to the Company’s success in enhancing its market value over time, the Compensation Committee believes that such grants align the interests of management and stockholders. Under the Company’s approach to equity incentives, specific grants are determined by taking into account:

•	An executive’s current responsibilities;

•	His or her historical performance;

•	The desirability of his or her long-term services; and

•	His or her perceived contributions to the Company’s operations and growth.

Equity incentive grants are also used to provide an incentive to new hires or to newly promoted executives at the time that they are asked to assume greater responsibilities. Equity incentive grants are customarily conditioned on receipt of noncompetition and nonsolicitation agreements from recipients. In determining whether to make a grant, the Compensation Committee considers prior grants of stock options or other equity incentives and shares of the Company’s common stock currently held, as well as the recipient’s success in meeting operational goals and level of responsibility. However, no fixed formula is used to determine particular grants. The Compensation Committee believes that the opportunity to acquire a significant equity interest in the Company is a strong motivation for the Company’s executives to pursue the long-term interests of the Company and its stockholders and promotes retention of key executives.

Deferred Compensation Plan.    In March 2005, the Board of Directors approved and adopted the Caremark Rx, Inc. Deferred Compensation Plan, a non-qualified deferred compensation plan. The plan, which was effective as of April 1, 2005, is for the benefit of a select group of management or highly compensated employees as selected by the Board of Directors or such committee as the Board may appoint. The plan provides eligible employees with an opportunity to defer, on a pre-tax basis, a portion of their base salary, including commissions, and all or a portion of their bonus earned each year. Amounts deferred are credited to the participant’s bookkeeping account. Amounts are also credited or debited with hypothetical earnings or losses on those deferred amounts based on the participant’s selection of a measurement fund. Distributions may generally be made either as a lump sum or installment payments following the participant’s termination of employment due to death, disability or other separation from service. Distributions may also be made on a limited basis and to the extent necessary as a lump sum upon the occurrence of the participant’s unforeseeable financial emergency as approved by the Board or committee. Benefits under the plan are paid from the general assets of the Company and are subject to the claims of its creditors and the risk of insolvency. As a result, each participant is a general, unsecured creditor of the Company with respect to amounts the participant has deferred under the plan.

INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Code generally disallows a tax deduction to publicly-held corporations for compensation in excess of $1,000,000 in any taxable year that is paid to a corporation’s chief executive officer or to the four most highly compensated executive officers. Compensation in excess of $1,000,000 continues to be deductible if that compensation is “performance based” within the meaning of Section 162(m) of the Code. Various criteria must be satisfied to meet the “performance based” standard including, among others, requirements to determine whether members of the Compensation Committee are “outside” directors and limitations regarding the maximum number of shares subject to options that can be awarded under any option plan to an executive during a specified time.

The Compensation Committee of the Board of Directors has decided, in certain cases, to award compensation that does not meet the requirements for deductibility under Section 162(m). The Compensation Committee believes it is sometimes necessary to award compensation based on performance and competitive factors rather than tax or legislative policy. A portion of the compensation awarded to certain Named Executive Officers in 2005 does not meet the deductibility requirements of Section 162(m). The Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in circumstances they deem appropriate.

CHIEF EXECUTIVE OFFICER COMPENSATION

In March 2005, the Compensation Committee approved certain components of Mr. Crawford’s compensation for 2005, including his base salary, cash-based incentives and equity-based incentives. The compensation was determined after the Compensation Committee’s review of Mr. Crawford’s performance, the successful integration of AdvancePCS, the Company’s performance and stockholder return, the value of similar incentive awards to chief executive officers at certain peer group companies and the incentives provided to Mr. Crawford in past years. The Compensation Committee also evaluated information received from the Company’s independent compensation advisor, including internal and external survey sources and publicly available information from the peer group companies.

Mr. Crawford’s compensation during 2005 included:

•	a base salary remaining at $1,600,000;

•	a grant of 750,000 stock options based on the fair market value on March 1, 2005, the date of grant, under the Company’s 2004 Incentive Stock Plan; these stock options will vest ratably over five years; and

•	a $3,200,000 cash bonus earned during 2005 pursuant to the terms of his employment agreement, based upon the Company’s achievement of certain performance goals and with the approval of the Compensation Committee and the Board of Directors.

Mr. Crawford did not earn a cash bonus under his employment agreement for fiscal years 2000, 2001, 2002 and 2003 because he had agreed to forego bonus payments for those years in exchange for a one-time grant of options to purchase 3,875,000 shares of the Company’s common stock at an exercise price equal to 115% of the closing price of the Company’s common stock on March 8, 2000, the date of grant.

In June 2004, Mr. Crawford was awarded 30,000 performance-based restricted stock shares under the Company’s 2004 Incentive Stock Plan, which were to become non-forfeitable upon achievement by the Company of certain synergy targets related to the acquisition of AdvancePCS. In February 2006, the restricted stock grant became non-forfeitable because the Compensation Committee determined that the applicable synergy targets had been met.

Mr. Crawford is eligible for other benefits customarily found in executive employment agreements, and is subject to noncompete, nonsolicitation and nondisclosure provisions. His employment agreement also contains provisions regarding pay and benefits upon certain termination and “Change in Control” events. If the agreement is terminated by the Company for “Cause” or by Mr. Crawford without “Good Reason,” as defined in the agreement, Mr. Crawford will receive payment of any previously unpaid base salary through the date of termination, and payment of all amounts due under the terms of the Company’s employee retirement, benefit and welfare plans at the time of termination. If Mr. Crawford is terminated by the Company for any reason other than Cause, if he terminates for Good Reason or if he terminates due to a “Change in Control,” as defined in the agreement, he is entitled to a lump sum payment equal to his then current base salary and bonus for the longer of the remainder of the agreement term or three years; payment of amounts due to him under the terms of the Company’s employee retirement, benefit, and welfare plans at the time of such termination; and immediate vesting of all stock options. In the case of disability, all of Mr. Crawford’s stock options will immediately vest. In the case of death, Mr. Crawford’s estate is entitled to a lump sum payment equal to his base salary and bonus for the longer of the remainder of the agreement term or three years, and immediate vesting of all stock options. In addition, Mr. Crawford is entitled to certain “gross up” payments related to any excise tax that may be imposed by Section 4999 of the Code.

The foregoing report on executive compensation for 2005 is provided by the following directors, who constitute the Compensation Committee:

Harris Diamond, Chairperson

C. David Brown II

Colleen Conway-Welch, Ph.D.

Jean-Pierre Millon

RELATIONSHIP WITH

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 28, 2005, the Audit Committee approved the engagement of KPMG LLP (“KPMG”) as the Company’s certifying independent registered public accounting firm for the year ended December 31, 2005. No independent registered public accounting firm has yet been selected to perform the audit function for fiscal year 2006. KPMG, however, has been engaged to provide review services in connection with the quarter ended March 31, 2006. Representatives of KPMG are expected to be present at the 2006 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company understands that KPMG must maintain objectivity and independence from management in its audit of the Company’s financial statements. Therefore, the Audit Committee has determined that KPMG may only perform audit, audit-related, tax and other permissible non-audit services for the Company and its affiliates. During 2005, the Audit Committee retained KPMG to provide these types of services for the Company and its affiliates.

The Audit Committee, which selected the independent registered public accounting firm and approved the scope of the engagement, has adopted a policy that sets forth guidelines and procedures for the pre-approval of certain services to be performed by the independent registered public accounting firm and fees associated with those services. Any services in excess of certain fee amount thresholds not covered under the general audit engagement require specific approval by the Audit Committee. The Audit Committee has delegated to the Chairperson of the committee the authority to evaluate and approve services and fees on behalf of the Audit Committee in the event pre-approval is required between meetings. If the Chairperson grants such approval, he or she shall report that approval to the full Audit Committee at its next scheduled meeting. The Audit Committee reviews and establishes pre-approval fee amount thresholds for services to be provided by the independent registered public accounting firm as necessary. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm. All fiscal year 2005 audit and non-audit services provided by the independent registered public accounting firm were pre-approved.

The aggregate fees billed by KPMG in 2005 and 2004 for various services were:

Type of Fees	2005	2004
Audit Fees	$2,895,000	$3,501,989
Audit-Related Fees	391,744	294,421
Tax Fees	124,863	295,796
All Other Fees	0	0

Total	$3,411,607	$4,092,206

In the above tables, in accordance with definitions and rules, “audit fees” are fees billed to the Company for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s reports on the effectiveness of internal control over financial reporting; and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and the audit or review of the Company’s internal control over financial reporting; “tax fees” are fees billed for tax compliance, tax advice and tax planning, and “all other fees” are fees billed for any services not included in the first three categories.

AUDIT COMMITTEE REPORT

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements; establishment of the Company’s accounting and financial reporting principles; and establishment and maintenance of adequate internal control over financial reporting to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States as well as on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, the Company’s independent registered public accounting firm will express its own opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s role is to assist the Board of Directors in fulfilling its responsibilities for the Company’s accounting and financial reporting practices, and to provide a channel of communication between the Board of Directors and the Company’s independent registered public accounting firm, senior management and the financial, legal, internal audit and compliance staffs. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee, which is comprised of five independent directors, operates pursuant to a charter that was adopted by the Board of Directors on October 13, 1999. The charter is reviewed annually and was revised most recently on February 28, 2006. The Board of Directors has determined that each Audit Committee member is “independent” as that term is defined by the NYSE listing standards as well as rules adopted by the SEC. During its eight meetings held in 2005, the Audit Committee met as necessary with senior members of the Company’s financial, management and legal teams, the Senior Vice President of Internal Audit Services, the Chief Compliance Officer and the Company’s independent registered public accounting firm, KPMG. The Audit Committee’s agenda is established by its Chairman and the Senior Vice President of Internal Audit Services. The Audit Committee also conducts private sessions with internal audit and KPMG, separately and together, with and without management present, for purposes of engaging in candid discussions about financial management, accounting and internal control issues.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s evaluation of the Company’s internal control over financial reporting with management, the Senior Vice President of Internal Audit Services and KPMG. The Audit Committee also discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) with KPMG. KPMG provided to the Audit Committee the written report required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with KPMG its independence from the Company. The Audit Committee has concluded that KPMG has maintained its independence from the Company. In making this evaluation, the Audit Committee considered the provision of audit, audit-related, tax and other permissible non-audit services by KPMG and the amount of fees paid for such services.

Based on its reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements of the Company and its subsidiaries be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 2, 2006.

The foregoing report of the Audit Committee for 2005 is provided by the following directors, who constitute the Audit Committee:

Roger L. Headrick, Chairperson

Edwin M. Banks

Kristen Gibney Williams

Ted H. McCourtney

Michael D. Ware

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving the Company and any director, executive officer or beneficial owner of more than five percent of the Company’s common stock.

In connection with the acquisition of Caremark International Inc. in September 1996, the employment of Mr. Piccolo, now a director of the Company, was terminated, entitling him to severance payments of $2,805,426 and certain other benefits provided in his severance agreement. The Company and Mr. Piccolo also entered into a consulting agreement (the “Piccolo Agreement”). The term of the Piccolo Agreement is ten years, unless earlier terminated, and is scheduled to expire on September 5, 2006. Over the course of such ten-year period, Mr. Piccolo was paid consulting fees totaling approximately $5.4 million, and the final amount due was paid in September 2005. The “gross up” provisions of his severance agreement also apply to payments made pursuant to the Piccolo Agreement in the event such consulting payments are determined to be “excess parachute payments” as such term is defined in the Code. Mr. Piccolo and his spouse are eligible to participate in all health and medical employee benefit plans and programs available from time to time to employees of the Company until he reaches the age of 65. After age 65, Mr. Piccolo and his spouse will be provided with a prescription drug program comparable to that provided to the Company’s employees. Mr. Piccolo is provided with adequate office space and secretarial support, as well as reimbursement of reasonable expenses, and is subject to certain noncompete and confidentiality restrictions. The Board has determined that Mr. Piccolo does not qualify as an independent director, but that he makes valuable contributions to the Board and the Company by reason of his industry experience and expertise.

During 2005, Andrew Crawford was employed by the Company as Senior Vice President of Industry Analysis and Underwriting. Compensation earned by, or paid to, Andrew Crawford for 2005 consisted of an annual salary of $270,000, cash bonuses of $403,325 (including the annual cash bonus and the first payment under the supplemental cash incentive plan) and other annual compensation of $14,857. Andrew Crawford is the son of Mr. Crawford, the Company’s Chairman of the Board, President and Chief Executive Officer.

The Company purchased office furniture from a company that is owned and operated by the brother-in-law of Mr. Clemens, an executive officer of the Company. The payments made by the Company for such furniture during 2005 total $68,258. The payments from the Company in 2005 represent less than one percent of the furniture company’s 2005 revenues.

In 2005, the Company purchased goods and services from North American Company of Illinois (“North American”) consisting of products used for the packaging and distribution of pharmaceuticals. The brother of Mr. Golding, an executive officer of the Company, is a salaried sales representative for North American. In 2005, payments made by the Company to North American totaled $152,228, which represents less than one percent of their 2005 revenues.

Certain executive officers and other eligible employees participated in the Company’s relocation program as a result of the Company’s relocation of its corporate headquarters from Birmingham, Alabama to Nashville, Tennessee. In order to facilitate the relocation of these employees, the Company entered into a relocation services agreement with an independent relocation company (the “Relocation Company”) pursuant to which eligible employees received certain relocation assistance and related services. In addition to assisting employees in finding appropriate housing in the new location, the agreement provides for the Relocation Company to purchase a transferring employee’s former residence at a value equal to the fair market evaluation of the property or the amount that the employee has invested in the property, whichever is greater. Following execution of a purchase agreement between the Relocation Company and the transferring employee, the Relocation Company pays to the transferring employee the agreed purchase price of the employee’s residence using funds provided by the Company. The Relocation Company then markets the house for resale to an unrelated buyer, and the Company incurs the costs associated with, and receives the net proceeds from, that resale. The Relocation Company receives a fee from the Company for services provided to each employee. Under the relocation program in late 2003 and 2004, the Company relocated Mr. Crawford, Mr. Clemens, Ms. Finley, Mr. Hardin, Mr. Karro, Mr. McConnell (a former executive officer of the Company) and Mr. McLure, who are executive officers of the Company, and Andrew Crawford. In 2005, the Company relocated Mr. Weeks, an executive officer of the Company. In connection with houses of the above listed employees that have been purchased and sold to date, the Company has incurred aggregate costs of $2,450,019, which includes any net losses from resale of the houses, real estate commissions and other seller closing costs. In addition, the Company currently has an aggregate outstanding equity advance totaling $2,903,305 for Mr. Crawford, whose house has not yet been sold. The costs incurred by the Company for Mr. Crawford’s relocation cannot be determined until his house has been sold.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative stockholder return on the Company’s common stock with the cumulative return on the Standard & Poor’s Health Care 500 Index and the Standard & Poor’s 500 Index for the periods indicated. The annual changes for the five-year period shown on the graph below are based on the assumption that $100 had been invested in the Company’s common stock and each index on December 31, 2000, as required by SEC rules, and that all quarterly dividend payments, if any, were re-invested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2005.

The preceding Stock Price Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

Item 2: STOCKHOLDER PROPOSAL CONCERNING

DISCLOSURE OF POLITICAL CONTRIBUTIONS

The following stockholder proposal may be presented for a vote at the annual meeting. The proposal is printed exactly as the stockholders submitted it. This same proposal was submitted at the 2005 annual meeting and was rejected by stockholders by a substantial margin.

Company stockholders have given notice of their intention to present the following resolution for action at the annual meeting. The name, address and number of shares held by these stockholders will be promptly furnished orally or in writing by the Company upon request.

Resolved, that the shareholders of Caremark (“Company”) hereby request that the Company provide a report updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the persons described above;

b.	The business rationale for each of the Company’s political contributions; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute.

This report shall be posted on the company’s website to reduce costs to shareholders.

Proponent’s Statement of Support:

As shareholders of Caremark interested in the long-term health of the company, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Although the Bi-Partisan Campaign Reform Act enacted in 2002 prohibits corporate contributions to political parties at the federal level, corporate soft money state-level contributions are legal in 49 states, and disclosure standards vary widely.

Corporations can also make unlimited contributions to “Section 527” organizations, political committees formed for the purpose of influencing elections, but not supporting or opposing specific candidates. These do not have to be reported.

Disclosure requirements for political contributions are difficult for shareholders to access and are not complete.

Caremark has been increasing its level of political giving in recent years, without a corresponding increase in transparency for shareholders. The company’s Political Action Committee raised over $300,000 in 2004, its first election cycle in operation, according to the Center For Responsive Politics. Records of soft money donations by the company for 2004 were not available at the time this resolution was filed, although a substantial donation was made to a national political party in 2000.

Relying only on the limited data available from Federal Election Commission and the Internal Revenue Service provides an incomplete picture of the Company’s political donations.

Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations.

Proponents believe our company should be using its resources to win in the marketplace through superior products and services to its customers, not because it has superior access to political leaders. Political power can change, leaving companies relying on this strategy vulnerable.

Finally, the requested report represents a minimal cost to the company, as presumably management already monitors corporate resources used for such purposes. Other leading companies already produce similar reports.

There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Board of Directors’ Statement in Opposition to the Resolution

The Board of Directors believes that the proposal is not in the best interests of stockholders and opposes the adoption of the proposal for the following reasons.

•	Information publicly available. Caremark Rx complies with all disclosure requirements pertaining to political contributions under federal, state and local laws and regulations. The Company believes that these disclosures provide ample public information about its political contributions. Information about Caremark Rx’s political contributions is readily available to its stockholders from the Federal Election Commission (FEC), state or local boards of elections or the Internal Revenue Service, including via their publicly accessible websites.

•	Contributions limited. The Company makes contributions in furtherance of our business interests, subject to our corporate political contributions policy and to the restrictions and reporting requirements of applicable law. Federal law prohibits the use of corporate funds for political contributions to federal candidates, national party committees and federal political action committees. While some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or the donor. As this information is publicly available, data on all contributions by the Company can be obtained. Any political contributions to federal candidates, national party committees and federal political action committees are made by the Company’s political action committee (PAC), which is funded by personal funds of employees given voluntarily and not by corporate funds. Such contributions by the PAC are reported in filings with the FEC and are publicly available.

•	Unnecessary expense and competitive disadvantage. The Company believes that the adoption of the proposal would require the Company to expend resources unnecessarily to disclose publicly political contributions that are already publicly disclosed and, perhaps more importantly, would divert management attention from other company activities. Adoption of the proposal would also require disclosure of Caremark Rx personnel participating in making decisions concerning political contributions and the business rationale for each contribution. Such requirements are burdensome and intrusive and interfere with efficient company management. In addition, disclosure of the identity of individual employees participating in the decision making process, across all levels within the company, serves no business purpose. Moreover, public disclosure of the business rationale for each political donation could place Caremark Rx at a competitive disadvantage by revealing its strategies and priorities. The absence of a legitimate concern regarding the Company’s political contributions makes such disclosure unnecessary.

For the foregoing reasons, the Board of Directors recommends that you vote “AGAINST” the adoption of this proposal.

OTHER ITEMS

As of the date of this Proxy Statement, the Company knows of no business to be presented for consideration at the annual meeting other than the election of directors and the stockholder proposal discussed above. If any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed forms returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Stockholders interested in presenting a proposal for inclusion in the Company’s proxy statement and proxy relating to the Company’s 2007 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s bylaws. To be eligible for inclusion in next year’s proxy statement, stockholder proposals must be received by the Company’s Corporate Secretary no later than December 14, 2006. In general, any stockholder proposal to be considered at next year’s annual meeting but not included in the proxy statement must be submitted in writing to and received by the Corporate Secretary at the principal executive offices of the Company no later than the close of business on February 27, 2007. However, if the date of the 2007 annual meeting is before April 10, 2007, then a stockholder will be able to submit a proposal for consideration no later than the close of business on the 90th day prior to such annual meeting unless less than 60 days notice of the date of the meeting is given, in which case the stockholder must submit a proposal so that such proposal is received by the Corporate Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made. Any notification to bring any proposal before the 2007 annual meeting of the stockholders must comply with the requirements of the Company’s bylaws. A stockholder may obtain a copy of the relevant bylaws provision by contacting the Company’s Corporate Secretary. The Nominating and Corporate Governance Committee will take into consideration nominees for election to the Board submitted by stockholders in accordance with the criteria set forth above in “Process for Nominating Directors.” The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates to the Board sent to the Committee care of the Company’s Corporate Secretary. In order to submit a recommendation, a stockholder must comply with provisions of applicable law and the Company’s charter and bylaws.

PROXY SOLICITATION COSTS

The accompanying proxy is solicited by the Board of Directors for use at the annual meeting of stockholders. The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York, 10004, to aid in solicitation. For these services the Company will pay Georgeson Shareholder Communications, Inc. a fee of $10,000 and will reimburse it for certain out-of-pocket expenses. Additional solicitations may be made by further mailings or personal conversations, or by telephone, telex, facsimile or electronic means by the officers or regular employees of the Company, who will receive no additional compensation. The Company expects to reimburse brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of stock.

HOUSEHOLDING

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for the Company. Brokers with accountholders who are Company stockholders may be householding our proxy materials. As indicated in the notice previously provided by these brokers to Company stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

ANNUAL REPORT ON FORM 10-K

The Company is providing to each stockholder as of the record date a copy of the Company’s Annual Report on Form 10-K concurrently with this Proxy Statement, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. The Form 10-K exhibits are available through the Company’s website as described below. The Company will also provide copies of these exhibits upon request by eligible stockholders, and the Company may impose a reasonable fee for providing such exhibits. Requests for copies of such exhibits should be mailed to Caremark Rx, Inc., 211 Commerce Street, Suite 800, Nashville, Tennessee 37201, Attention: Corporate Secretary. The Company also makes this Proxy Statement, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K available free of charge through its website at http://www.caremarkrx.com.

By Order of the Board of Directors,

Sara J. Finley
Corporate Secretary

Nashville, Tennessee

April 13, 2006

CAREMARK RX, INC.

Annual Meeting of Stockholders

May 10, 2006

1:00 P.M.

The Hermitage Hotel

231 6th Avenue North

Nashville, Tennessee

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders on May 10, 2006.

The undersigned hereby appoints Edwin M. Crawford and Sara J. Finley, and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Caremark Rx, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 10, 2006 at 1:00 p.m., Central Time at The Hermitage Hotel, 231 6th Avenue North, Nashville, Tennessee and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accordance with the Board recommendations on the other matters listed on the reverse side of this card and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

Caremark Rx, Inc.

May 10, 2006

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible to: Operations Center, American Stock Transfer & Trust Co., 6201 15th Ave., Brooklyn, NY 11219-9821. The proxy card must be received prior to the Annual Meeting.	COMPANY NUMBER

- OR -

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

- OR -

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on Tuesday, May 9, 2006.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “AGAINST” ITEM 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

The Board recommends a vote FOR Item 1.
1. Election of Directors:	NOMINEES:	The Board recommends a vote AGAINST Item 2.	FOR	AGAINST	ABSTAIN

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	o C. David Brown II o Harris Diamond o C.A. Lance Piccolo o Michael D. Ware	2. Stockholder Proposal—Political Contributions	☐	☐	☐

This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed in Item 1, in accordance with the Board recommendation on the other matter listed in Item 2 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ●

Caremark Rx, Inc. encourages you to take advantage of a cost-effective, convenient way to vote your shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on Tuesday, May 9, 2006, and authorizes the proxies named on the proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, do not return your proxy card by mail.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.